Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 25, 2005, in the Registration Statement (Form SB-2 No. 33-84928) and related Prospectus of MarketPlus Capital Company LLC for the registration of $326,000,000 of MarketPlus securities.

/s/ Elsener & Elsener, LLP

Sausalito, California
August 25, 2005